UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2024

Windtree Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39290	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly Road, Suite 100, Warrington, Pennsylvania	18976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	WINT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 3, 2024, Windtree Therapeutics, Inc., a Delaware corporation (the “Company”) agreed to issue and sell to (i) an institutional investor an aggregate principal amount of $117,647.05 in senior secured notes due 2025 (the “Secured Note”), and (ii) an additional institutional investor an aggregate principal amount of $117,647.06 in senior unsecured promissory notes due 2025 (the “Promissory Note” and together with the Secured Note, the “Notes”), for aggregate gross proceeds of $200,000, each in a private offering in reliance on exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended. The Notes include 15% original issue discount.

Maturity Date. The Notes will mature on July 3, 2025, unless extended at the holder’s option in accordance with the terms of the Notes.

Interest. The Notes will bear interest at 10% per annum on a 360-day and twelve 30-day month basis, payable monthly in cash and in arrears on each Interest Date (as defined in the Notes) and such interest will compound each calendar month. The interest rate will increase to 18% per annum upon the existence of an Event of Default (as defined in the Notes).

Fundamental Transactions. The Notes prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or its successor) assumes in writing all of the Company’s obligations under the Notes and the other Transaction Documents (as defined in the Notes).

Optional Redemption. The Company may at any time redeem all, but not less than all, of the remaining amount under the Notes in cash at a price equal to 120% of the remaining amount being redeemed as of such optional redemption date. The Company may deliver only one Company Optional Redemption Notice (as defined in the Notes) and such notice will be irrevocable.

Equity Line Mandatory Redemption. At any time on or after July 3, 2024, if the Company sells any shares of Common Stock pursuant to any equity line of credit with any Person (as defined in the Notes), the Company shall deliver written notice to the holder in accordance with the terms of the Notes, specifying (i) the aggregate gross proceeds (less any reasonable and documented legal fees and expenses) of such transactions in the prior calendar week (each, an “Equity Line Proceeds Amount”), (ii) 30% of such Equity Line Proceeds Amount (each, an “Equity Line Mandatory Redemption Amount”), (iii) the applicable Equity Line Mandatory Redemption Date and (iv) the aggregate portion of the Note subject to such Equity Line Mandatory Redemption and the Equity Line Mandatory Redemption Price with respect thereto (as such terms are defined in the Notes). Unless waived in writing by the holder, on the first business day after such notice, the Company shall redeem in cash a portion of the Note equal to the lesser of (x) the remaining amount of the Note and (y) the holder’s Holder Pro Rata Amount (as defined in the Notes) of the Equity Line Mandatory Redemption Amount (reflecting a redemption price calculated based upon $1.20 per each $1.00 of the remaining amount of the Note subject to such Equity Line Mandatory Redemption), without the requirement for any notice or demand or other action by the holder or any other Person.

Covenants. The Notes contain customary covenants providing for a variety of obligations on the part of the Company.

Security Interest for the Secured Note. The Secured Note will be secured by first-priority security interests in all assets of the Company then presently existing, and will constitute a valid, first priority security interest in all assets of the Company later-acquired by the Company (collectively referred to as “Collateral” and as further defined in the Secured Notes).

The foregoing descriptions of the Secured Note and the Promissory Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Secured Note and the Promissory Note, copies of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

4.1	Form of Senior Unsecured Promissory Note due 2025

4.2	Form of Senior Secured Note due 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 10, 2024	Windtree Therapeutics, Inc.

	By:	/s/ Craig E. Fraser
	Name:	Craig E. Fraser
	Title:	President and Chief Executive Officer